UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 21, 2006

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communication pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 21, 2006, in connection with the planned retirement, on June 30, 2006, of Judith E. Soltz, Executive Vice President and General Counsel of CIGNA, Ms. Soltz entered into an agreement with CIGNA Corporation pursuant to which she made certain promises, covenants and waivers, including those relating to non-competition and non-solicitation. Pursuant to this agreement, Ms. Soltz will receive a retainer of $250,000 to remain available to provide, and for providing, legal counsel to CIGNA during 2006 following her retirement. Also, Ms. Soltz will receive $1,467,000 for the strategic performance units previously granted to her under CIGNA's Long-Term Incentive Plan, prorated based on the number of months that she was employed during each performance period; a bonus payment of $200,000 for services during 2006 prior to her retirement; and a cash payment for the 11,560 deferred stock units she was granted in 2003, valued at the average closing price of CIGNA common stock for the 30 calendar day period ending on June 30, 2006. Ms. Soltz’ shares of restricted stock will vest upon her retirement, as will her stock options, which will expire at their original terms. She will receive a cash payment of $20,000 in lieu of continued participation in the Financial Services Program. Ms. Soltz will also receive the benefits, including pension benefits, she earned under various employee benefit plans. Ms. Soltz’ responsibilities as Executive Vice President and General Counsel will end on April 28, 2006.

The summary of the agreement is qualified in its entirety by reference to the agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in this Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: March 24, 2006	By:	/s/ Carol J. Ward
Carol J. Ward
Corporate Secretary

Index to Exhibits

Number	Description	Method of Filing

10.1	Agreement and Release	Filed herewith.
between Judith E. Soltz
and CIGNA Corporation